EXHIBIT 8.2


                           [CROWE CHIZEK LETTERHEAD]



February 5, 1997



Board of Directors
Peoples Federal Savings & Loan Association
101 East Court Street
Sidney, Ohio  45365


RE: Ohio business franchise tax and Ohio personal income tax opinion relating to the proposed Conversion of Peoples Federal Savings and Loan Association, a federally-chartered mutual savings and loan association, to a federally-chartered capital stock savings bank and the concurrent acquisition of 100% of the newly-issued stock of such corporation by the newly- formed holding company.

Gentlemen:

Pursuant to your request, our opinion concerning certain Ohio business franchise tax and Ohio personal income tax consequences of the proposed Conversion of Peoples Federal Savings and Loan Association, a federally-chartered mutual savings and loan association ("Mutual") to a federally-chartered stock savings bank ("Stock Institution") and the concurrent acquisition of 100% of the newly-issued stock of such corporation by the newly-formed Delaware corporation operating exclusively within the State of Ohio ("Holding Company"), is set forth below.


Statement of Facts

The facts and circumstances surrounding the proposed reorganization are quite detailed and are described at length in the Plan of Conversion dated November 8, 1996. A summary of the proposed Conversion and the related assumptions regarding such Conversion are documented in the federal tax opinion letter dated January 23, 1997, as provided by Silver, Freedman & Taff, L.L.P.

Our opinion is based solely upon our understanding that, pursuant to the Plan of Conversion, Mutual will, through a series of transactions, convert from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank and issue 100% of its newly-issued stock to Holding Company.

In addition, we have assumed, based solely on the opinion of Silver, Freedman & Taff, L.L.P., as presented in their letter dated January 23, 1997, for purposes of this opinion, that the following federal tax consequences will occur:




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Board of Directors
February 5, 1997
Page 2




1) The Conversion of Mutual to Stock Institution will constitute a tax-free reorganization.

2) No gain or loss will be recognized by Mutual, Stock Institution or Holding Company as a result of the Conversion.

3)   Taxable gain will be  recognized  by the  depositors  of Mutual only to the
     extent  of  the  value,  if  any,  of  the   liquidation   accounts  and/or
     subscription rights received.

4) Other recipients of subscription rights may recognize taxable gain if it is determined that these subscription rights have any value.

Opinion

Based upon our analysis of applicable Ohio tax law and administrative rulings, we have made the following determinations:

A) The income tax liability of a corporation, other than a bank or thrift, conducting business and owning property within Ohio, is calculated by reference to the separate federal taxable income of that corporation, with certain modifications (Section 5733.04(I) of the Ohio Revised Code).

B) Banks and thrifts are not subject to the Ohio income tax (Section 5733.06(D) of the Ohio Revised Code).

C) The net worth tax liability of any corporation, including banks and thrifts, conducting business and owning property within Ohio, is determined by reference to the balance sheet of the corporation as of the end of its fiscal year or, under certain circumstances, as of December 31 of the first year such corporation is required to file an Ohio franchise tax return
     (Sections 5733.05(A) and 5733.06(D) of the Ohio Revised Code and Tax Commissioner's Rule 5703-5-03)

D) The income tax liability of an individual subject to the Ohio income tax on personal income is calculated by reference to the federal Adjusted Gross Income of that individual, with certain modifications (Section 5747.02 of the Ohio Revised Code).

Based upon the above facts and the opinions provided in the federal tax opinion letter dated January 23, 1997, as provided by Silver, Freedman & Taff, L.L.P., we are of the opinion that, if the Conversion is effected in accordance with the Plan of Conversion, for Ohio tax purposes:

1) No gain or loss will be recognized by Mutual upon its Conversion from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings bank because such transfer will have no effect on the federal taxable income of Mutual and because Mutual is exempt from the Ohio income tax.


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Board of Directors
February 5, 1997
Page 3



2) No gain or loss will be recognized by Holding Company upon the acquisition of the stock of Stock Institution because such acquisition will have no effect on the federal taxable income of Holding Company.

3) Taxable gain will be recognized by depositors and other recipients of subscription rights only to the extent that gain is recognized in the depositors' and other recipients' federal Adjusted Gross Income.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed as to the tax treatment of the transaction under the provisions of any of the other sections of the Ohio Revised Code which may also be applicable thereto, or as to the tax treatments of any conditions exiting at the time of, or effects resulting from, the transaction which are not specifically covered by the opinions set forth above.

Respectfully submitted,

/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP